Exhibit 99.1
PRESS RELEASE
Horizon Lines, Inc. Announces Results of Board Meeting on June 5, 2007
CHARLOTTE, NC (June 5, 2007) On June 5, 2007 the Horizon Lines, Inc. Board of Directors met immediately after conclusion of the company’s annual meeting of shareholders. The Board reappointed the company’s Executive Officers, including Charles G. “Chuck” Raymond as Chairman, President and CEO.
The Board also filled two vacancies, selecting Alex Mandl and Thomas P. Storrs to serve as Class I and Class III directors respectively. Both were declared “Independent” directors by the Board and both were assigned to serve on the company’s Audit Committee.
Mr. Mandl is currently Executive Chairman of the Board of Gemalto, and was formerly President and CEO of Gemplus International, now merged into Gemalto. Mr. Mandl has held several senior executive positions including CEO of Teligent and Sea-Land Service, Inc., the domestic and international predecessor of Horizon Lines and President and COO of AT&T.
Mr. Storrs is currently Senior Executive Director, Corporate Planning and Control and a Director of Takata Corporation Tokyo, Japan. Mr. Storrs has held numerous senior management positions with Takata and affiliated companies since Takata acquired Burlington Industries in 1988 when Mr. Storrs was its Vice President Operations and Controller including President and COO of TK Holdings Inc. and Inflation Systems Inc. Takata Corporation is a major publicly-held (Tokyo Stock Exchange) manufacturer of automotive parts and equipment with over 35,000 employees.
Chuck Raymond stated,
“Alex Mandl possesses a wealth of knowledge of the transportation field and is respected worldwide for his leadership at Sea-Land in the late eighties. He has an incredible depth of knowledge of technology and its applications. Alex will be a valuable guide to help Horizon Lines continue to excel in areas of logistics technology.”
“Tom Storrs brings a strong, contemporary business strategy focus to our Board at a time when the company’s balance sheet is healthy and able to support related industry growth”
“On behalf of the Board and the corporation and its shareholders we are delighted and honored to welcome Mr. Mandl and Mr. Storrs to our board of directors and look forward to their making substantial contributions to the continued success of our organization” said Raymond.

About Horizon Lines
Horizon Lines, Inc. is the nation’s leading Jones Act container shipping and integrated logistics company with a fleet of 21 U.S.–flag vessels and service routes linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. A fully integrated service provider of ocean transportation, trucking, terminal and warehousing operations; Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of transportation management systems and customized software research and development being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, Inc. trades on the New York Stock Exchange under the ticker symbol HRZ.
Media Contact:
Michael Avara, Investor Relations
1-704-973-7000 or mavara@horizonlines.com